Ex (17)(e)

Face

We Need Your Vote!

You can make a difference!

What to do now

1.              Read the enclosed Proxy Statement

2.              Review the voting instructions provided

3.              Vote

Three easy ways to vote

1.              Call our toll-free number (found on your Ballot Card) from a touch-tone telephone

2.              Log on to www.proxyvote.com

3.              Mail your completed Ballot Card

Voting is available 24 hours a day, 7 days a week.

Note: You can register your vote faster by phone or Internet — please vote today!

www.proxyvote.com

Back

Unclog your mailbox! Enroll in e-delivery

Enroll today for electronic delivery of shareholder materials.

Enjoy the convenience of viewing annual and semiannual reports, prospectuses, and proxy statements on-line. When you enroll in electronic delivery, you will stop receiving paper copies of these documents and be notified by e-mail when new materials are available for on-line viewing.

Enrolling is fast and simple

•                  Go to www.icsdelivery.com/prudential/funds and follow enrollment instructions.

•                  You will receive notification via e-mail when new materials are available.

•                  You can cancel your enrollment or change your e-mail address at any time by clicking on the change/cancel enrollment option at the icsdelivery website.

www.icsdelivery.com/prudential/funds